Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA CONTACT:	C. Michael Zabel
Tuesday, January 7, 2014		716-842-2311

	INVESTOR CONTACT:	Donald J. MacLeod
716-842-5462

M&T VICE CHAIRMAN MICHAEL PINTO RESIGNS FOR HEALTH REASONS

President Mark Czarnecki Named Chief Operating Officer;

CFO Rene Jones and EVP Kevin Pearson Become Vice Chairs of M&T Bank

BUFFALO, N.Y. — M&T Bank Corporation (“M&T”) (NYSE: MTB) announced today that Vice Chairman Michael P. Pinto, 57, has resigned from M&T’s board of directors due to a serious medical condition. However, Mr. Pinto will continue as Vice Chairman of M&T Bank, M&T’s primary banking subsidiary, on a part-time basis in an advisory role.

“Mike needs to devote time and energy to his treatment, and we support him and his family completely,” said Robert G. Wilmers, M&T’s Chairman and CEO.

Mr. Pinto joined M&T Bank in 1985. He was named Executive Vice President and Chief Financial Officer in 1996. He was appointed Vice Chairman of M&T Bank and elected to the boards of M&T and M&T Bank in 2003, and was named Chairman and CEO of the Mid-Atlantic division of M&T Bank in 2005. Mr. Pinto was named Vice Chairman of the Board of M&T in 2007.

“Mike has been a leader in our disciplined approach to mergers and acquisitions, our efficient operating model and our focus on creating and preserving shareholder value. Not coincidentally, his tenure has been concurrent with a period of tremendous growth for the bank,” Mr. Wilmers said. “Moreover, Mike is one of the people who helped instil M&T’s community banking philosophy—our enduring and uncompromising commitment to the cultural attributes which set us apart in both good times and bad. A company’s culture is bigger than any one person, but Mike stands as tall as any.”

Following Mr. Pinto’s resignation, M&T announced that President Mark J. Czarnecki, 58, has also been named Chief Operating Officer, effective immediately. As such, Mr. Czarnecki assumes added responsibilities for the day-to-day management of the company, including coordination of the bank’s credit, audit and risk divisions. He will continue to report to Mr. Wilmers.

Furthermore, M&T announced that Chief Financial Officer Rene F. Jones and Executive Vice President Kevin J. Pearson have been named Vice Chairmen of M&T Bank, and with expanded roles, will now report to Mr. Wilmers as well.

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M&T: PINTO RESIGNS

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In addition to his current duties, Mr. Jones, 49, now assumes responsibility for Wilmington Trust, M&T Bank’s wealth and institutional trust management subsidiary, and for M&T Bank’s treasury division. Mr. Jones joined M&T in 1992, and succeeded Mr. Pinto as Chief Financial Officer in 2005.

Mr. Pearson, 52, will now oversee the bank’s entire commercial banking line of business. Pearson joined M&T in 1989, and has been leading the bank’s New York metropolitan markets since 2002. He is a member of M&T’s Management Committee and Chairman of the bank’s Senior Loan Committee.

“Mark, Rene and Kevin bring a combined total of 83 years of experience at M&T to their roles, and each has contributed significantly to the organization we have built, the culture we have created and the success we have achieved. Working side-by-side with the rest of our experienced management team, they will provide sound leadership and guidance as we navigate, not just through Mike’s treatment, but through a challenging and dynamic banking environment as well,” said Mr. Wilmers.

“In his absence, but in accordance with his wishes, we will focus our attention on running the bank, while Mike focuses on his health. Today, therefore, we announce changes that are necessary to position our company for future growth and success—and to preserve our deep commitment to our customers, employees and shareholders, and to our community banking values,” Wilmers concluded.

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